EXHIBIT 10.19

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR OTHERWISE IN ACCORDANCE WITH APPLICABLE LAW.

WARRANT TO PURCHASE STOCK

Company:	Nexsan Corporation
Number of Shares:	570,497 Shares
Class of Stock:	Common Stock
Initial Exercise Price:	$0.6135 per share
Issue Date:	August 10, 2005
Expiration Date:	August 10, 2012

THIS WARRANT CERTIFIES THAT, for value received, receipt of which is hereby acknowledged, ORIX Venture Finance LLC (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the Class of Stock (the “Shares”) of Nexsan Corporation (the “Company”) at the initial exercise price per Share (the “Warrant Price”) set forth above, as constituted on the date hereof and as adjusted pursuant to the other terms of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant. This Warrant is being issued pursuant to a Loan and Security Agreement between the Company and Holder dated as of August 10, 2005 (the “Loan Agreement”) (Capitalized terms used herein, which are not defined, shall have the meanings set forth in the Loan Agreement.)

ARTICLE 1.         SHARES; EXERCISE.

1.1           Number of Shares. The number of Shares initially subject to this Warrant shall initially be the number of Shares set forth above.

1.2           Method of Exercise. Holder may exercise this Warrant by delivering (including a facsimile transmission) a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.3, Holder shall also deliver to the Company the aggregate Warrant Price for the Shares being purchased (i) by wire transfer or by check, or (ii) by notice of cancellation of indebtedness of the Company to Holder, or (iii) a combination of (i) or (ii).

1.3           Conversion Right. In lieu of exercising this Warrant as specified in Section 1.2, Holder may from time to time convert this Warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon the proposed whole or partial exercise of this Warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.6 below.

1.4           Effective Date of Exercise. This Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above. The person entitled to receive the Shares issuable upon exercise of this Warrant shall be treated for all purposes as the holder of record of such shares as of the close of business on the date the Holder is deemed to have exercised this Warrant.

1.5           No Rights of Shareholder. This Warrant does not entitle Holder to any voting rights as a shareholder of the Company prior to the exercise hereof. Upon exercise hereof, as set forth herein, the Holder shall be deemed to be a shareholder of the Company holding the number of shares as to which this Warrant has been exercised on the date the Notice of Exercise in substantially the form attached as Appendix 1 has been delivered to the principal office of the Company with any payment or other documents called for by the terms hereof.

1.6           Fair Market Value. If the Shares are traded in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the Company and Holder are unable to agree on such investment banking firm, then the Holder shall select three reputable investment banking firms, and from those three firms the Company shall select one to undertake such valuation. If the valuation of such investment banking firm is greater than that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder.

1.7           Delivery of Certificate and New Warrant. Promptly after Holder exercises or converts this Warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this Warrant has not been fully exercised or converted and has not expired, a new Warrant representing the Shares not so acquired shall be delivered to Holder.

1.8           Replacement of Warrants. On receipt of an affidavit of an officer of the Holder of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at its expense shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor.

1.9           Acquisition of the Company. Upon the closing of any Acquisition the successor entity shall assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this Warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing. The Warrant Price shall be adjusted accordingly. As used herein, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets of the Company, or any reorganization, consolidation, or merger of the Company in which the holders of the Company’s voting securities before the transaction (for such purpose treating all outstanding options and warrants to purchase voting securities of the Company as having been exercised and treating all outstanding debt and equity securities convertible into voting securities of the Company as having been converted) beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

1.10         Automatic Exercise Prior to Expiration. To the extent this Warrant is not previously exercised as to all of the Shares subject hereto, and if the fair market value of one Share is greater than the Warrant Price then in effect, this Warrant shall be deemed automatically exercised pursuant to Section 1.3 above (even if not surrendered) immediately before its expiration date as set forth in this Warrant. For purposes of such automatic exercise, the fair market value of one Share upon such expiration shall be determined pursuant to Section 1.6 above. To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section, the Company agrees to promptly notify the holder hereof of the number of Shares, if any, the holder hereof is to receive by reason of such automatic exercise.

ARTICLE 2.         ADJUSTMENTS TO THE SHARES.

2.1           Stock Dividends, Splits, Etc. If the Company declares or pays a dividend on its Stock payable in Common Stock or other securities, or subdivides the outstanding Stock into a greater amount of Stock, then upon exercise of this Warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2           Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this Warrant, Holder shall be entitled to receive, upon exercise or conversion of this Warrant, the number and kind of securities and property that Holder would have received for the Shares if this Warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to Common Stock pursuant to the terms of the Company’s Articles or Certificate of Incorporation upon the closing of a registered public offering of the Company’s Common Stock. After the occurrence of such an event, the Company or its successor shall promptly issue to Holder a new Warrant for such new securities or other property. The new Warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3           Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.

2.4           Price Adjustment. If the Company issues additional common shares (including shares of Common Stock ultimately issuable upon conversion of a security convertible into Common Stock), other than Excluded Stock (as defined in the Company’s Certificate of

Incorporation in effect on the Issue Date), after the date of the Warrant and the consideration per additional common share is less than the Warrant Price in effect immediately before such issue, the Warrant Price shall be adjusted in accordance with the treatment of the Series A Convertible Preferred Stock under the Company’s Certificate of Incorporation in effect on the Issue Date.

2.5           No Impairment. The Company shall not, by amendment of its Articles or Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Warrant by the Company, but shall at all times in good faith assist in carrying out of all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

2.6           Fractional Shares. No fractional Shares shall be issuable upon exercise or conversion of the Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional share interest arises upon any exercise or conversion of the Warrant, the Company shall eliminate such fractional share interest by paying Holder a cash amount computed by multiplying the fractional interest by the fair market value of a full Share.

2.7           Certificate as to Adjustments: Other Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price. If any change in the outstanding securities of the Company or any other event occurs, as to which the other provisions of this Article 2 are not strictly applicable, or if strictly applicable would not fairly protect the purchase rights of the Holder in accordance with such provisions, then the Board of Directors of the Company shall make an adjustment in the number and class of shares subject to this Warrant, the Warrant Price or the application of such provisions, so as to protect such purchase rights as aforesaid and to give the Holder, upon exercise for the same aggregate Warrant Price, the total number, class and kind of securities as it would have owned had the Warrant been exercised prior to the event and had it continued to hold such securities until after the event requiring the adjustment.

ARTICLE 3.         REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1           Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:

(a)           The initial Warrant Price hereunder is not greater than the price per share at which the Shares were last issued in an arm’s length transaction in which at least $500,000 of the Shares were sold.

(b)           All Shares which may be issued upon the exercise of the purchase right represented by this Warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws. The Company shall, at all times, reserve a sufficient number of Shares and of shares of Common Stock for issuance upon Holder’s exercise of its rights hereunder and conversion of the Shares.

(c)           The Capitalization Table attached hereto as Exhibit A is true and complete as of the Issue Date. If additional shares are issued in connection with the acquisition of AESign Evertrust as indicated in the Notes to Exhibit A, the Warrant Price shall be reduced to equal the revised Parent Share Value (as defined in the Purchase Agreement, dated March 14, 2005, among the Company, AESign Evertrust, Inc. and others). Additionally, the number of Shares issuable upon exercise of the Warrant shall be adjusted to equal $350,000 divided by the adjusted Warrant Price.

3.2           Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of Common Stock; (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up; or (e) offer holders of registration rights the opportunity to participate in an underwritten public offering of the company’s securities for cash, then, in connection with each such event, the Company shall give Holder (1) at least 30 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Common Stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; (2) in the case of the matters referred to in (c) and (d) above at least 30 days prior written notice of the date when the same will take place (and specifying the date on which the holders of Common Stock will be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event); and (3) in the case of the matter referred to in (e) above, the same notice as is given to the holders of such registration rights.

3.3           Information Rights. So long as the Holder holds this Warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all notices or other written communications to the shareholders of the Company, (b) within ninety (90) days after the end of each fiscal year of the Company, an accountant-reviewed year end financial statement and certified by an Officer of the Company, (c) within forty-five (45) days after the end of each fiscal quarter of the Company, a Company-prepared quarterly financial statement of the Company, and (d) within thirty (30) days after the end of each month, a Company-prepared monthly financial statement of the Company.

3.4           Registration Under Securities Act of 1933, as amended. The Company agrees that with respect to the Shares, Holder shall have the registration rights set forth in the Company’s Second Amended and Restated Registration Rights Agreement, dated as of October 27, 2003, as amended (the “Registration Rights Agreement”), as the same is in effect on the date hereof; and for purposes of the Registration Rights Agreement, the Shares shall be deemed to be “Registrable Shares” and “Prior Common Registrable Shares” (as defined therein) and the Holder shall be deemed to be a “Stockholder” (as defined therein). In the event of any subsequent changes to said Agreement which would be advantageous to the Holder, the Holder shall have the benefit of such changes, but no changes to said Agreement which would be less advantageous to the Holder shall be binding on the Holder.

ARTICLE 4.         REPRESENTATIONS, WARRANTIES OF THE HOLDER. The Holder represents and warrants to the Company as follows:

4.1           Purchase for Own Account. Except for transfers to Holder’s affiliates, this Warrant and the securities to be acquired upon exercise of this Warrant by the Holder will be acquired for investment for the Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the 1933 Act, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same. The Holder also represents that the Holder has not been formed for the specific purpose of acquiring this Warrant or the Shares.

4.2           Disclosure of Information. The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder has access.

4.3           Investment Experience. The Holder: (i) has experience as an investor in securities and acknowledges that the Holder is able to fend for itself, can bear the economic risk of the Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or (ii) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4           Accredited Investor Status. The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the 1933 Act.

ARTICLE 5.         MISCELLANEOUS

5.1           Term. This Warrant is exercisable, in whole or in part, at any time and from time to time on or before the Expiration Date set forth above.

5.2           Legends. This Warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION

THEREOF UNDER SUCH ACT OR.AS PERMITTED UNDER APPLICABLE LAW.

5.3           Compliance with Securities Laws on Transfer. This Warrant and the Shares issuable upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee.

5.4           Transfer Procedure. Subject to the provisions of Section 5.2, Holder may transfer all or part of this Warrant or the Shares issuable upon exercise of this Warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the Warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable).

5.5           Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first class registered or certified mail, postage -prepaid, to such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or the Holder from time to time.

5.6           Waiver; Amendment. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7           Issue Tax. The issuance of the securities subject to this Warrant shall be made without charge to the Holder for any issue tax (other than applicable income taxes) in respect thereof.

5.8           Attorneys Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs reasonably incurred in such dispute, including reasonable attorneys’ fees.

5.9           Governing Law. This Warrant and all acts, transactions, disputes and controversies arising hereunder or relating hereto, and all rights and obligations of Holder and Company shall be governed by, and construed in accordance with the internal laws (and not the conflict of laws rules) of the State of California.

Company:

NEXSAN CORPORATION

		By	/s/ Dale J. Bartos
		Title	CFO

Holder:

ORIX Venture Finance LLC

By	/s/ Kevin P. Sheehan
Kevin P. Sheehan,
President and CEO

APPENDIX 1

NOTICE OF EXERCISE

1.             The undersigned hereby elects to purchase                     shares of the Series       Preferred Stock of [Company] pursuant to the terms of the attached Warrant, and tenders herewith payment of the purchase price of such shares in full.

1.             The undersigned hereby elects to convert the attached Warrant into Shares in the manner specified in the Warrant. This conversion is exercised with respect to                                      of the Shares covered by the Warrant.

[Strike paragraph that does not apply.]

2.             Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

3.             The undersigned represents it is acquiring the Shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

(Signature)

Date

Exhibit A

Capitalization Table

Capitalization at July 31, 2005

Common Shares	51,693,049
Preferred Shares	43,714,194
Warrants for Common Shares (excluding Directors’ Warrants)	3,161,310
Warrants for Preferred Shares	50,000
Directors’ Warrants for Common Shares	590,930
Options for Common Shares	6,588,794

Total	105,798,277

In addition to the above:

The Company has entered in to agreements with Philip Black, CEO and President, and Dale Bartos, CFO, for the issuance of a maximum of 8,073,497 shares of Common Stock solely upon the occurrence of a Change of Control or an Initial Public Offering. The number of shares to be issued is based upon timing and valuation.

The Company is reviewing the calculation of the shares that were issued for Evertrust. The number of additional shares that may need to be issued is approximately 550,000.

The Company is reviewing the calculation of the options that were issued to two employees of Evertrust. The number of additional options that may need to be issued is approximately 100,000.

NEXSAN CORPORATION

April 16, 2008

ORIX Venture Finance LLC
1717 Main Street, Suite 900

Dallas, TX 75201

Dear Mr. Lionelli:

Reference is made to the warrant issued to ORIX Venture Finance LLC (“ORIX”) by Nexsan Corporation, a Delaware corporation (“Nexsan”), on August 10, 2005 for the purchase of 570,497 shares of Common Stock of Nexsan (the “Warrant”).

As we have previously discussed, Nexsan is contemplating an initial public offering of its common stock (“IPO”) and intends to file a registration statement with the U.S. Securities and Exchange Commission (“SEC”). The proposed IPO has not yet been publicly announced and Nexsan is currently in what the SEC refers to as the “quiet period.” Any publicity about our planned IPO could jeopardize the IPO’s timing and success. Therefore, please continue to treat this information as confidential.

In connection with the proposed IPO, and as an inducement for Nexsan and the representatives of the investment banks that are underwriting the IPO to continue their efforts in connection with the proposed IPO, the underwriters are requesting that you, as holder of the Warrant, acknowledge and confirm your consent to the following matters (collectively, the “Transactions”), which (except item 3 below) were effected in connection with the issuance and sale of Series C Preferred Stock of Nexsan in March 2007 which you approved in your capacity as lender under the Loan and Security Agreement, dated August 10, 2005, between you and Nexsan Technologies Incorporated, as amended from time to time, and the issuance of Common Stock of Nexsan and exchangeable shares of one of Nexsan’s Canadian subsidiaries in November 2007:

1.       The amendment and restatement of the certificate of incorporation of Nexsan which was filed with Delaware on March 29, 2007 as the Fifth Amended and Restated Certificate of Incorporation, as amended by the Amendment to the Fifth Amended and Restated Certificate of Incorporation filed on November 26, 2007 with Delaware, copies of which documents were previously provided to you (as amended, the “Certificate of Incorporation”);

2.       The amendment and restatement of the Second Amended and Restated Registration Rights Agreement, dated October 27, 2003, which was entered into as the Third Amended and Restated Registration Rights Agreement, dated March 29, 2007, as amended by the Amendment to the Third Amended and Restated Registration Rights Agreement dated November 14, 2007, copies of which documents were previously provided to you; and

3.     The matters described in the Written Consent and Waiver of the Stockholders of Nexsan which the stockholders of Nexsan have approved, a copy of which is attached hereto as Exhibit A, which includes, among other things, a further amendment to the Third Amended and Restated Registration Rights Agreement dated March 29, 2007, as amended, approval of executive management bonus compensation in connection with the IPO, repurchase of certain shares of restricted stock beneficially owned by certain directors and current and former executive officers in order to comply with requirements of the Sarbanes-Oxley Act, issuance of new options to such parties, and automatic conversion of preferred stock upon consummation of the IPO.

Under Section 3.1(c) of the Warrant, if additional shares were issued in connection with the acquisition of AESign Evertrust as indicated in the Notes to Exhibit A to the Warrant, the Warrant Price (as defined in the Warrant) and the number of shares issuable upon exercise of the Warrant were subject to adjustment as provided therein. The underwriters are requesting that you, as the holder of the Warrant, confirm that no adjustment to the Warrant Price (as defined in the Warrant) or the number of shares issuable upon exercise of the Warrant was triggered under Section 3.1(c) of the Warrant and accordingly, ORIX is not entitled to any adjustment thereunder.

Further, the underwriters are requesting that you, as the holder of the Warrant, agree to the automatic termination of Section 2.4 (Price Adjustment) of the Warrant upon consummation of the IPO.

Lastly, at the request of the underwriters, in order to eliminate ambiguity and conform the definitions in the Warrant to those in the Certificate of Incorporation, please confirm that from and after March 29, 2007 (the filing of the Certificate of Incorporation (as defined above)) the following shall apply to the Warrant (referred to herein as “Definition Amendment”):

1.      The term “Excluded Stock” as used in Section 2.4 of the Warrant means the “Series A Excluded Stock” as defined in the Certificate of Incorporation (as defined above) and any adjustment pursuant to Section 2.4 (Price Adjustment) of the Warrant shall be applied to the Warrant in the same manner and extent as applied to the Series A Preferred Stock under Section 4.3.5.4 of the Certificate of Incorporation; and

2.      Under the Certificate of Incorporation, the shares of Common Stock issuable upon conversion of the Series C Preferred Stock or pursuant to Section 3.6 of the Series C Purchase Agreement referred to therein are deemed “Series A Excluded Stock.” Accordingly, the issuance and sale of the Series C Preferred Stock of Nexsan in March, 2007 shall be deemed “Series A Excluded Stock” for purposes of the Warrant;

3.      By letter agreement among certain stockholders of Nexsan, the shares of Series A Preferred Stock or other equity securities of Nexsan (the “Terrapin Conversion Securities”) issuable upon conversion of that certain 8% Secured Subordinated Convertible Promissory Note, dated November 2, 2006 (the “Terrapin Note”), issued by Nexsan in favor of Terrapin Partners Nexsan Partnership LP constitute Series A Excluded Stock and Series C Excluded Stock under the Certificate of Incorporation.

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Accordingly, for all purposes of the Warrant, the Terrapin Note and the Terrapin Conversion Securities shall be deemed “Series A Excluded Stock”; and

4.     For all purposes of the Warrant, the sale and issuance of Common Stock of Nexsan by Nexsan in the IPO shall be deemed “Series A Excluded Stock.”

Please acknowledge and confirm your approval of the following by signing and dating the enclosed copy of this letter in the space provided below and returning the copy to the undersigned:

(i)            The Transactions;

(ii)           Definition Amendment;

(iii)          The automatic termination of Section 2.4 (Price Adjustment) of the Warrant upon consummation of the IPO; and

(iv)          No adjustment to the Warrant Price (as defined in the Warrant) or the number of shares issuable upon exercise of the Warrant was triggered under Section 3.1(c) of the Warrant and accordingly, neither the Warrant Price nor the number of shares issuable upon exercise of the Warrant has been or is required to be adjusted thereunder.

If you have any questions, please feel free to contact me.

Very truly yours,

NEXSAN CORPORATION

By	/s/ Gene Spies
Gene Spies, Chief Financial Officer

AGREED TO AND ACCEPTED:

ORIX Venture Finance LLC

/s/ Kevin P. Sheehan

Date: 4/16/2008

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Exhibit A

See the attached.

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